Exhibit 99.1

Waters Corporation Announces Christopher J. O’Connell

as Chief Executive Officer

Milford, Mass. - June 25, 2015 – Waters Corporation (NYSE:WAT) today announced that Christopher J. O’Connell has been appointed as its new President, Chief Executive Officer (CEO) and member of its Board of Directors, effective in September 2015. Chris joins Waters® from Medtronic plc.

“From the outset, Waters’ Board of Directors focused on identifying a new CEO whose experience best supports the continuation of Waters’ culture, business strategies and performance drivers,” explained Thomas P. Salice, Lead Director for Waters Corporation. “Chris O’Connell’s wide range of experiences across all aspects of a technology focused global organization prepares him well for the Waters CEO position. Through the process of getting to know him, we found a leader who reflects Waters’ core values in addition to being an extremely motivated, thoughtful and engaging person. We are confident Chris is the right person to continue to drive Waters’ leadership performance and chart its future direction.”

“I am thrilled to join Waters Corporation,” said Mr. O’Connell. “Not only am I excited to enter an industry that enables its customers to advance and push the limits of science, but I’m very proud to join the industry’s technology and customer support leader, and to be given the opportunity to lead a remarkable group of people.”

Over his 21 years at Medtronic, Chris O’Connell held a variety of leadership positions, most recently as president of the Restorative Therapies Group responsible for $7 billion in revenue and more than 16,000 employees worldwide. He provided overall strategic direction and operational management of the Group’s five divisions, as well as led the integration of the Group’s activities within the overall strategy of the corporation. Chris earned a Bachelor’s degree from Northwestern University and a Master’s degree in Business Administration from Harvard University.

Retiring CEO, Douglas A. Berthiaume will continue in his role as Chairman of Waters’ Board of Directors. All other leadership positions within Waters will remain in place with their continued focus on executing the Company’s growth strategies.

“With this leadership transition, it is important to recognize Doug Berthiaume for all that he accomplished as Waters’ President, CEO and Chairman of the Board,” said Mr. Salice. “As the leading architect of the company’s focused business strategy, Doug oversaw Waters’ drive to expand applications of our core technologies and commitment to customer relationships. Impressively, the corporation has experienced a 35-fold increase in share value since Doug led the effort taking the company public in November 1995. We offer our heartfelt gratitude to Doug and look forward to his continued role as Chairman.”

About Waters Corporation (www.waters.com)

Waters Corporation (NYSE: WAT) develops and manufactures advanced analytical science technologies for laboratory-dependent organizations. For more than 50 years, the company has pioneered a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis systems.

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Waters is a registered trademark of the Waters Corporation.

Contacts:

John Lynch

Investor Relations

John_Lynch@waters.com

508.482.2314

Jeff Tarmy

Corporate Communications

Jeff_Tarmy@waters.com

508-482-2268